EXHIBIT 99.1

21 July 2016

To: Tom Zelibor- CEO of Lightwave Logic

Tom-

I've enjoyed working with you and the Lightwave Logic board. I feel that the Company is in great shape and making good progress. However due to other commitments, I'm simply not able to devote the time and energy required to actively contribute to Lightwave Logic's activities.

I hereby submit my letter of resignation from the Board of Directors for Lightwave Logic effective July 31, 2016.

I wish you great success.

George Lauro